Exhibit 14.3

Exhibit 14.3

ERIE’s Code of Conduct

January 2016

“Simple sense mixed common with just plain decency. “

-H.O. Hirt

Erie Insurance Above all in SERVICE-since 1925

“ To provide our Policyholders with as near perfect protection, as near perfect service as is humanly possible, and to do so at the lowest possible cost”

– Founder H.O. Hirt

Table of Contents

Introduction 2

Messages from ERIE 4

What are my responsibilities under our Code? 6

What happens if someone violates our Code? 7

What will happen after I make a report? 8

We are above all when we put our Customers first 9

We are above all when we contribute to a positive work environment 11

We support a safe workplace 14

We are above all when we earn business the right way 14

We don’t bribe 15

We use good judgment when exchanging gifts and entertainment 16

We are above all when we demonstrate professionalism and integrity 17

We participate in political activity lawfully and ethically 18

We keep ERIE’s computer network secure 19

We protect ERIE’s assets 21

We safeguard the confidential information of ERIE 22

We are above all when we operate with truth and transparency 24

We safeguard our intellectual property 24

We do not trade or provide inside information 25

We create and maintain records responsibly 26

We communicate responsibly 27

We use social media responsibly 27

We are above all when we act in the best interest of our community 29

We demonstrate social responsibility 29

We are above all when we do the right thing 30

Key Contacts 30 1

Introduction

Why do we have a Code?

At Erie Insurance, we believe in doing the right thing.

It’s clear in our Founding Purpose and mission: “To provide Policyholders with as near perfect protection, as near perfect service as is humanly possible and to do so at the lowest possible cost.” We prioritize ethical business conduct, accountability, respectful treatment and teamwork.

We have a Code of Conduct because it provides a roadmap to help us make sure we act not only in compliance with laws and regulations but also in the spirit of our purpose and values. Our Code will help us clearly understand how to deliver on our promise to do the right thing.

How does the Code apply to me?

If you work for, or on behalf of ERIE, we expect you to understand and follow our Code. Our Code applies to all Employees, including officers, and the Board of Directors. We expect everyone associated with ERIE to demonstrate ethical behavior that is consistent with our Code. This includes our Agents, contractors, vendors and others with whom we do business.

Our Code does not address every legal or ethical situation, but it helps guide us by supporting our good judgement when we have questions. When we have more specific questions about laws or policies, we can consult additional resources.

These include:

Employee Handbook

Policies, procedures and manuals available on the company intranet

Online compliance courses 2

Ethical Decision Making - Four Pillars

Be above all. consider each of these statements in the decisions you make and the actions you take.

This action is legal.

This action is ethical.

This action is in line with our Code and company policies.

This action upholds ERIE’s reputation.

Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Anonymous Reporting 24/7

Messages from ERIE

When H.O. Hirt called it our purpose to provide Policyholders “with as near perfect protection as possible,” he was thinking about the protection that an insurance policy offers individuals and families.

But we’d like to think he was also anticipating resources like this Code of Conduct, which helps protect against unethical conduct that could damage our business or reputation.

Just as we provide our Customers with “near perfect service,” we want to also be “near perfect” in decisions and actions that have legal, ethical or professional consequences. The Code is one way we equip our Employees, Agents, contractors and vendors with the information and resources they need to meet this very important commitment.

- Tom Hagen, Chairman

The organization of our Code of Conduct follows the principles in Our Founding Purpose.

This is no accident.

Just like Purpose, the Code makes a clear and bold statement about who we are and how we work. It provides clear guidelines so that we reach our business goals with a common understanding of the behavior that’s legally and ethically acceptable.

Finally, because human beings sometimes make mistakes, the Code includes a list of key contacts that can assist with decisions, answer your questions or listen to your concerns.

ERIE Employees want to do the right thing. When you have questions about what’s right, our Code is the best place to start.

- Terry Cavanaugh, Chief Executive Officer 4

Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Anonymous Reporting 24/7

When you face an ethical decision in business, Founder H.O. Hirt’s guidance that “simple common sense, mixed with just plain decency” still rings true.

But it’s possible you’ll face a situation where your choices have ethical or legal consequences—and the right choice may not seem simple or clear.

If this happens, take personal responsibility for finding the right answer. But, know that the responsibility for determining the right choice is not yours alone. Speak up, ask questions. Talk to your supervisor or manager. Check the Code of Conduct, the Employee Handbook, or company policies and procedures.

Still not sure? Reach out to me or any Employee in Compliance.

Or, use the ERIE Ethicsline, where you can report an issue or request guidance, anonymously, if you choose, 24 hours a day, 7 days a week. In order to do what’s right, it helps to know what’s right—and trust that ERIE is committed to being above all, not just in service, but in all business conduct, every day.

- Theresa Gamble, Director of Compliance 5

What are my responsibilities under our Code?

We are all expected to “be above all” when it comes to our Code.

This means reading our Code, taking time to understand it and asking questions if they arise. Depending on your role in the Company, you may have different responsibilities under the Code. For example:

Employee Responsibilities

Obey all laws, rules, regulations and court orders.

Know and follow our Code and company policies.

Conduct business truthfully and fairly.

Demonstrate professional behavior at all times.

Exhibit responsible financial management.

Follow our travel and expense policies and guidelines.

Never use a business relationship or company asset for personal gain.

Report violations of our Code and company policies.

Ask questions. If a situation does not meet all Four Pillars of Ethical Decision Making, you should report a potential violation of our Code.

Notify a member of management in the Compliance Department if you become aware of or are convicted of a felony.

Leader Responsibilities

Demonstrate a commitment to compliance with all laws, rules,

regulations and court orders.

Establish and sustain procedures in your area of work that are consistent with our Code.

Lead by example.

Listen to Employees’ ethical concerns.

Guide Employees through the Four Pillars of Ethical Decision

Making described in the previous section.

Instruct Employees on their options on how to report concerns.

Never influence a subordinate to behave or act in a way that is not in line with our Code or company policies.

Establish and follow controls in your area that protect company assets.

Protect Employees from retaliation for reporting concerns.

Follow the Anti-Retaliation Policy.

Demonstrate accountability.

Notify a member of management in the Compliance Department

if you or an Employee who reports to you become aware of or are convicted of a felony.

Remember that federal law regulates the participation in the insurance industry of individuals who have been convicted of some types of felony charges. To support ERIE’s compliance with federal law, Employees must disclose if they have been convicted of a felony.

Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Anonymous Reporting 24/7

What happens if someone violates our Code?

Accountability is one of our core values—and consequences are a key part of holding each other accountable. A violation of our Code of Conduct will result in corrective action, up to and including termination of employment.

SPEAK UP

What do we mean by speak up?

Speaking up means looking out for our Company and for our Customers. It means being responsible for recognizing illegal, unethical, unsafe or unprofessional behavior, as well as violations of our Code or Company policies.

If we supervise Employees—it also means promoting a culture which encourages Employees to ask questions and report concerns.

When we speak up—we maintain a high standard of conduct and an ethical work place.

When should I speak up?

Speak up when something does not feel right. Trust yourself if something doesn’t seem right or ethical, don’t do it and don’t tolerate it—instead, seek help. Employee reports can help us identify issues early, when it’s still possible to prevent damage to our business and reputation.

How do I speak up?

ERIE has established several different ways you can speak up if you have a comment, question or need to report misconduct.

To speak up, contact:

Your immediate supervisor or any ERIE leader

Any person listed under Key Contacts

ERIE Ethicsline

You may choose to remain anonymous when reporting. To enable anonymous reporting, ERIE has established ERIE Ethicsline, a service provided by an independent third party, which includes a telephone hotline and a website where Employees can report any concerns.

What will happen after I make a report?

ERIE will take your report seriously and you will not be retaliated against for making an honest report. ERIE will not discipline, discriminate or retaliate against anyone who reports a concern in good faith, or who cooperates in any investigation or inquiry regarding such conduct whether or not such information is proven to be correct. ERIE will also do everything possible to protect the confidentiality of individuals who make a report or participate in an investigation. Typically, ERIE will only share information about individual reports with those who need to know it to carry out the investigation. If we discover misconduct, ERIE takes corrective action, such as disciplinary action—up to and including termination of employment for individuals responsible.

What happens if the company becomes the subject of an investigation?

Occasionally, ERIE business practices may be subject to investigation. If and when this happens, our goal is to maintain a positive working relationship with regulators, auditors and other entities.

Take time to respectfully participate with other Employees who are coordinating these investigations.

Respond honestly and completely to authorized requests for information, documents and data.

Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Anonymous Reporting 24/7

We are above all…when we put our Customers first.

We protect the privacy of our Customers.

The business of insurance, by its nature, requires us to collect information about our Customers that is not publicly known—and it is critical to our reputation and trustworthiness that we protect it. This means that we understand the rules and safeguards in place to protect all nonpublic, personally identifiable information concerning an individual or his or her transactions with us, including policies about disclosing this information to others.

DID YOU KNOW?

There are times when it is okay for an Employee to access and disclose personal information. There are other times when it is not.

Make sure:

You have verified the Customer’s identity.

The transaction is in the scope of your job.

The information is secure during the transaction.

The disclosure is of the type permitted under ERIE’s policies.

If these conditions exist, you can release the information. If you have questions, contact your supervisor.

BE ABOVE ALL

Carefully protect all personal information that is in your care.

Access personal information only if you are authorized to do so, and if you need to use the information to do your job.

Know when you can share personal data and when you can’t—never give someone information if you are not sure that you should be sharing it.

If you use data as part of your job, remember that you are responsible for its accuracy, integrity and security. This includes not only protecting it, but managing it in accordance with ERIE’s record retention policy and schedule.

Report any loss or breach of personal information to your supervisor, the Privacy Officer, to Compliance, or the ERIE Ethicsline as soon as possible.

We strive to deliver near perfect service & handle claims fairly.

We treat our Customers and claimants respectfully and fairly every step of the way, from marketing to sales and service, to the underwriting and rating of each policy. We settle claims fairly, promptly and in good faith.

BE ABOVE ALL

Make sure your actions show that ERIE gives priority to the interest of the Customer.

Always treat the Customer fairly, and go above and beyond when providing service.

Understand and follow corporate policies, laws, and regulations that apply to the work you do.

Consider only the factors you are legally permitted to consider when evaluating or underwriting a risk.

Use ERIE’s underwriting guidelines and rules consistently.

Follow claims handling policy and procedural manuals and consult with a claim supervisor if you are not sure how to proceed.

We are committed to supporting the independent Agent as the face of ERIE in the community.

Our Agents are a reflection of ERIE. Fostering relationships with trustworthy and dependable Agents enables us to provide near perfect service.

DID YOU KNOW?

ERIE sells insurance exclusively through independent Agents. By entering into agency agreements, our Agents agree to follow ERIE business practices and all laws and regulations that apply to them as independent Agents.

BE ABOVE ALL

If you work directly with our Agents, be sure to communicate and demonstrate ERIE’s standards for doing business legally and ethically.

The actions of our Agents reflect on our reputation. If you observe or suspect misconduct of an Agent, notify Compliance.

Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Anonymous Reporting 24/7

We are above all…when we contribute to a positive work environment.

We value the diversity of experiences and perspectives.

At ERIE, we define diversity as all of the ways, visible, or invisible, that each of us is unique. Our inclusive environment makes it possible for all Employees to make the most of opportunity, take ownership of performance, and realize their full potential. We prohibit and do not tolerate discrimination in our workplace. We employ qualified people on the basis of their ability to do their job.

DID YOU KNOW?

The law is designed to protect individuals from discrimination based on certain characteristics. Some examples of characteristics protected by law include: age, ancestry, citizenship, color, disability, gender identity, genetic information, military status, marital status, national origin, race, religion, sex, and sexual orientation. We also do not discriminate against women who are pregnant or breastfeeding.

BE ABOVE ALL

Make employment-based decisions—such as recruiting, hiring, firing, or promotion—on the basis of the individual’s qualifications, performance and capabilities to succeed in the job.

Never treat any individual differently or make employment-based decisions on the basis of characteristics protected by the law.

Remember—diversity includes all the ways that we are different— including different perspectives or working styles. We expect you to be able to work collaboratively with a wide variety of individuals.

We treat one another respectfully and prohibit harassment.

At ERIE, we treat one another with dignity and respect. In a culture of dignity and respect, people can work together as members of a team and do better work. ERIE strictly prohibits harassment and will not tolerate disrespectful behavior or remarks.

DID YOU KNOW?

When people hear the word harassment, they often think first of sexual harassment. But the term “harassment” actually refers to any conduct that is unwelcome or personally offensive to another individual. This includes threats or acts of violence, bullying, and intimidation.

BE ABOVE ALL

Always treat your colleagues with respect—even when there are business pressures or differences of opinion.

Never act in a way that could threaten, bully or intimidate others.

Observe the highest standards of professionalism at all times— in person and online.

Speak up if you see someone being harassed or believe you are being harassed—

- to the offender, if you feel comfortable doing so,

- or to your supervisor,

- or the Code of Conduct Key Contacts.

If someone tells you that your behavior is offensive or unwelcome, take it seriously—apologize and stop the behavior.

KNOWING WHAT IS RIGHT… AND DOING SOMETHING ABOUT IT

Recently, when I was at lunch, I overheard a coworker telling jokes that involved racial stereotypes. Some people were laughing, but the jokes made me uncomfortable—and I could tell, looking around the room, that others seemed to feel the same way.

I wasn’t surprised others looked uncomfortable as well. A few of us are in the same work group and our supervisor had discussed our Company policy against harassment at our last department meeting. I felt the right thing to do would be to alert my supervisor about the jokes. My supervisor thanked me for speaking up and assured me they would appropriately address the situation.

Call ERIE Ethicsline 866.469.5708 or

visit erieinsurance.alertline.com Anonymous Reporting 24/7

We support a safe workplace.

At ERIE we are committed to providing a safe and healthy work environment. We strive to maintain a workplace free of unsafe conditions, unsafe acts, violence or threats of violence.

BE ABOVE ALL

If someone makes a threat or you believe someone may be

considering a violent action, report it immediately.

Never bring weapons into ERIE buildings, and follow the state specific rules in the Employee Handbook regarding weapons in vehicles and parking lots.

Always have your ID badge on and visible when you are at work.

Always sign in and escort visitors, and make sure they have an ID badge.

When you use your access card to enter an ERIE building, don’t allow people you don’t know to tailgate in after you if they do not have their ID badge.

Always take appropriate precautions when encountering workplace hazards.

Never report to work under the influence of illegal drugs or alcohol.

If you are at a company event use good judgement if alcohol is being served.

If you see something, say something.

Call Security at Home Office ext. 2700.

Never operate vehicles or equipment while using mobile electronic devices.

Always report workplace hazards and accidents, including security incidents.

We are above all… when we earn business the right way.

We compete fairly.

We win business based on our commitment to be Above all in Service®. We make sure that our actions are ethical and in compliance with antitrust and unfair practice laws.

DID YOU KNOW?

Antitrust and unfair competition laws are intended to protect consumers from corporate practices that might limit the free market and restrict their access to competitive products at competitive prices. Refer to the Antitrust Policy in the Employee Handbook for a more detailed list of guidelines to avoid violations.

Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Anonymous Reporting 24/7

BE ABOVE ALL

Know how antitrust and competition laws apply to your job requirements.

Do not discuss any confidential ERIE information with competitors or with others and do not discuss competitors’ confidential information.

Do not collect information about competitors through illegal means, such as theft, spying, bribery or breach of a confidentiality agreement or contractual agreement.

Be careful about your conversations when attending trade association meetings where you may have contact with competitors. Stick to discussing general business practices and not ERIE-specific confidential company information.

When doing research or requesting information from competitors for business purposes, identify yourself as an ERIE Employee.

Any requests by you to connect with another person or entity online for business purposes must not be misleading, deceptive or misrepresent a relationship with, or connection to, ERIE.

We don’t bribe.

At ERIE we conduct business fairly and do not give anyone anything of value in an attempt to gain an unfair business advantage. We prohibit bribery and kickbacks anywhere we do business. We expect the same of our Agents or third parties who work on our behalf. Bribery and kickbacks aren’t just wrong—they’re often illegal, and failure to comply with our Code can carry significant fines or even criminal charges for individuals and for ERIE.

DID YOU KNOW?

Most laws define a bribe or kickback as any kind of money, fee, commission, credit, gift, gratuity, travel benefits, entertainment or compensation that is provided, with the hopes of improperly obtaining business or receiving favorable treatment from a government official.

BE ABOVE ALL

Never promise or give someone something that has value to them in an attempt to secure an unfair business advantage.

Decline offers of discounts on personal products or services from third parties who may be making the offer with the hope of receiving favorable treatment from you, or from ERIE in a future transaction.

Remember that ERIE will be held liable for the actions of our Agents and third parties—so monitor their work carefully.

Record all payments and transactions accurately—never try to conceal the true nature of an expense.

We use good judgment when exchanging gifts and entertainment.

At ERIE, we follow corporate policies and procedures and only give or receive gifts and entertainment when we know that doing so will not compromise our ability to make objective business decisions.

DID YOU KNOW?

Prizes can also be considered gifts under our policy—for instance, a prize to attend a golf tournament held by a vendor. Even though a prize is “won” rather than given, consider the source of the prize and also consider the sponsors of the event where the prize is offered. If accepting the prize could cause a reasonable person to question your judgment then you should not accept it.

BE ABOVE ALL

Be mindful that any gifts or entertainment given or received from business contacts should be nominal in value and not given frequently.

Never give or accept cash or cash equivalents, such as gift certificates or gift cards.

Seek approval from your supervisor before you accept a gift that has more than a nominal value.

Remember that if a reasonable observer could question a particular gift or instance of entertainment, you should also question it, and seek advice from Compliance or Human Resources before accepting.

Avoid situations that could reflect poorly on ERIE, such as giving or receiving inappropriate gifts or forms of entertainment.

Be sensitive to the gift policies of Customers and business partners, and do not offer anything that might violate their policies.

Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Anonymous Reporting 24/7

We are above all…when we demonstrate professionalism and integrity.

We recognize and manage conflicts of interest.

A “conflict of interest” arises when our personal interests interfere, or even appear to interfere, with the Company’s interests. To protect ERIE and preserve our reputation for fairness and professionalism, we must avoid conflicts of interest and disclose anything that could look like a conflict. While having a conflict of interest is not necessarily a violation of our Code, a failure to disclose a potential conflict is always a violation.

DID YOU KNOW?

A conflict can occur on or off the job. For example, a conflict could occur during the course of a second job, an outside activity, a financial investment or endeavor, or any interest that could influence your work and work-related decisions. A conflict of interest can also come from the actions of family members, if their actions or involvements could affect your business decisions.

BE ABOVE ALL

Understand how to identify a conflict of interest.

Update your conflict of interest form if something changes.

Avoid interests, activities or relationships that interfere with ERIE’s Customers and/or shareholders’ best interests or with your ability to be fair and unbiased.

Never work for a competitor while you are an ERIE Employee.

Never process or service your own policy or claim, or the policy or claim of a family member or friend.

Discuss any potential conflicts of interest with your supervisor, Compliance or Human Resources, as soon as possible. For example, you should discuss the following:

- having a beneficial ownership interest in a competitor company, ERIE vendor or supplier.

- having a financial interest in an independent insurance agency.

- giving, receiving or accepting gifts from anyone who may influence your decision or judgment on work-related matters.

We participate in political activity lawfully and ethically.

To protect our interests and the interests of the insurance industry, ERIE participates in government relations and political action work. In doing this, ERIE observes all lobbying laws and regulations that apply to corporate political activity. We also encourage Employees to participate in the political process in compliance with corporate policies.

Select Employees are invited, but not required, to contribute funds to ERIE’s Political Action Committees.

DID YOU KNOW?

Our nonpartisan political action committees serve as important vehicles to advocate for the insurance industry. Select ERIE Employees in the Law Division are designated to speak on behalf of ERIE regarding our position on pending legislation. Other ERIE Employees should not speak on behalf of ERIE in this regard.

BE ABOVE ALL

If you participate in personal political activities, do not use ERIE’s assets—financial or otherwise—to support your work, and do not solicit contributions from fellow Employees.

Avoid making statements on political issues that could appear to be speaking for ERIE, such as mentioning ERIE’s name or your job title.

If you participate in corporate political activity on ERIE’s behalf, know and follow the laws and regulations that govern this process.

If you have questions, contact Government Relations.

Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Anonymous Reporting 24/7

We keep ERIE’s computer network secure.

Our computers and networks contain critical business information. Just one mistake can result in serious consequences—for ERIE, our Customers or our Employees. We are all responsible for following ERIE safeguards to protect this important information at all times.

DID YOU KNOW?

If you work remotely or need to access ERIE systems from non-ERIE facilities or take information offsite, you have a responsibility to secure and protect it. Follow these guidelines:

When accessing or sending confidential information, use ERIEapproved access or delivery methods and ensure you are connected to a secure network.

Do not store confidential information on your laptop or portable electronic device (e.g., smartphones, PDAs, flash drives) without properly protecting it.

Do not store ERIE information on your home computer.

Do not leave laptops unattended or check them as luggage.

If you must work in a public place, such as an airport or coffee shop, be aware of your surroundings. Others may be looking over your shoulder when you are working on your laptop. Also, don’t have conversations about confidential information where someone else may hear.

BE ABOVE ALL

Follow all corporate policies and procedures when using ERIE’s computers, mobile devices and networks.

Never share passwords or other login information—even with your coworkers or assistants.

Ensure your screen is locked whether you leave your workstation for a few minutes or a few hours.

Do not use ERIE’s computer network for illegal activities or to create, discuss or send inappropriate sexually explicit or otherwise offensive material.

While limited personal use of ERIE’s computer network is allowed, make sure that your use does not disrupt service to our Customers, or interfere with your ability to do your work or the work of others. Limited personal use does not include use for a personal business. Any use for personal gain is not permitted.

Remember that ERIE may monitor your computer and network use, and may have access to any information that you create, transmit or store.

KNOWING WHAT IS RIGHT…

AND DOING SOMETHING

ABOUT IT

I am an Employee in a technical position. Recently, I was asked by my business project sponsor to run a system upgrade in a production environment without first running the upgrade in a test environment to save time on the project. Although I was uncomfortable challenging my sponsor, and I knew that the project was on a tight timeline, I decided to tell my supervisor that I did not feel right about proceeding without the test because I knew that this could put ERIE’s information systems at risk. My supervisor stepped in and explained to the sponsor the need for the testing period, even if it slowed down the project.

Call ERIE Ethicsline 866.469.5708 or

visit erieinsurance.alertline.com Anonymous Reporting 24/7

We protect ERIE’s assets.

At ERIE, our shareholders and Customers depend on us to use our assets responsibly. We all play a role in helping to protect ERIE assets from theft, loss and misuse. This includes everything from correctly reporting business expenses to protecting access to ERIE’s buildings and equipment.

DID YOU KNOW?

Our assets include more than just physical property. ERIE assets include our reputation, money, checks, records and documents, data and information, intellectual property, buildings and grounds, company vehicles, office equipment, furniture, supplies and our computer network.

BE ABOVE ALL

Use ERIE’s assets thoughtfully and responsibly.

Do not use ERIE assets or resources for personal gain.

Report all expenses accurately and timely.

Obtain appropriate approvals for all contracts or purchases.

If you are a senior financial officer, follow the Code of Ethics written for your position.

We safeguard the confidential information of ERIE.

At ERIE, we are responsible for protecting all confidential information, whether it belongs to ERIE, our Customers, or any third party.

DID YOU KNOW?

We come across confidential information all the time in the course of our work. Some examples of confidential information include:

strategic goals or plans

technology

policy enhancements

processing and billing improvements

pricing

rate filings

non-public financial condition

forecasts and projections

geographic expansion plans

potential mergers and acquisitions

marketing and sales activities

proprietary information about our Agents, Customers, Employees, suppliers, vendors and competitors information regarding the details of our business arrangements with third parties

BE ABOVE ALL

Recognize confidential information so that you can treat it properly.

Do not access or share confidential information unless you are authorized or have permission to do so.

Be careful not to lose, misplace or leave behind confidential information.

Never use ERIE’s confidential information for your own gain or share it with others for their personal gain.

If you ever have doubts about whether information is confidential, treat it as confidential information and handle it accordingly.

Remember that your obligation to protect confidential information continues even if you no longer work for ERIE.

There is an expectation, repeated often by our founder, that all representatives of ERIE conduct themselves according to “the Golden Rule,” treating others as you would like to be treated. 22

KNOWING WHAT IS RIGHT…

AND DOING SOMETHING

ABOUT IT

I am an ERIE Employee who negotiates contracts for third-party services. One of our longtime vendors recently asked me to disclose the details of a recent “vendor comparison” between ERIE and a competitor. Although I really value my relationship with this vendor, I also know that sharing this information would be a violation of our Code. I told my contact that I could not share confidential information, and I also shared his request and my response with my supervisor and the Law Division.

Call ERIE Ethicsline 866.469.5708 or

visit erieinsurance.alertline.com Anonymous Reporting 24/7

We are above all…when we operate with truth and transparency.

We demonstrate transparency in our financial statements.

At ERIE, we maintain accurate and complete accounts and have internal controls in place to ensure that we provide timely, accurate and clear financial statements. If we find discrepancies, we investigate and work quickly to resolve them.

BE ABOVE ALL

Be accurate and follow all corporate policies and internal control procedures when recording assets, liabilities, revenues and expenses.

Never intentionally falsify an asset record or misrepresent the facts of a transaction.

Exercise good judgment and follow corporate guidelines when preparing or approving expense reports.

Report any concerns about financial reporting immediately to the Code Key Contacts, or to the ERIE Ethicsline.

We safeguard our intellectual property.

We value the knowledge and intellectual contribution of our Employees. Our intellectual property is critical to our success as a company—we must safeguard it at all times. We also protect the intellectual property of third parties.

DID YOU KNOW?

Intellectual property is made up of assets each of us create and contribute in our daily work. For the most part, these assets are intangible—meaning, not physical objects, but ideas, concepts, or rights. Here are some examples of intellectual property that we might come across through our work for ERIE:

Trademarks and service marks – are ways ERIE, and other companies, identify their products to make them stand out in the market. Some examples include: our ERIE® service mark, the cupola logo and product or service brand names.

Copyrights – are the rights we have to reproduce, distribute and display the written, graphic and audiovisual works that we create, such as policy forms and marketing materials.

Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Anonymous Reporting 24/7

Trade secrets and proprietary information – are information that ERIE classifies as confidential and restricted. Some examples include underwriting guidelines, claims handling procedures, investment plans, strategic plans, Customer lists, custom software and computer coding designs. See our Information Classification Policy for additional information.

Patents – are federally-granted rights that prevent others from using company products and processes.

BE ABOVE ALL

Understand how to identify intellectual property and how to protect it.

Be mindful of copyrights that belong to others—don’t copy, download, distribute, use or display materials that may be subject to copyright without permission of the copyright owner.

Contact the Law Division with any questions or guidance on recognizing when something is ERIE’s intellectual property; how to use ERIE’s intellectual property or if you think ERIE’s intellectual property (or someone else’s) has been misused.

We do not trade or provide inside information.

We comply with all laws and corporate policies that prohibit us from trading in ERIE’s securities based on “inside information” that we learn of through the course of our job. This includes information about ERIE as well as information about our Customers, business partners or any other third parties.

DID YOU KNOW?

Insider trading is the purchase or sale of a publicly traded security by someone who has material nonpublic information about the company issuing the security. For example, material information might include news of an expansion, a new strategic direction for a company, or a change in corporate leadership. 25

BE ABOVE ALL

Never use material nonpublic information for your own financial gain.

Never provide a “tip” and pass on material nonpublic information to another person.

If you are giving a presentation to an outside group, make sure the details of the presentation do not disclose confidential or restricted ERIE information.

If you have any questions about whether a securities transaction is appropriate, given your role at ERIE, talk to the Law Division before you make the trade.

We create and maintain records responsibly.

We are careful to create records that clearly and accurately reflect our intentions, actions and decisions. We maintain records responsibly, in line with the law and ERIE’s records retention schedule.

DID YOU KNOW?

There may be times when ERIE needs to hold onto records because of potential litigation or investigation. When there is a legal hold in place, records must be retained—even if their retention period has expired.

If you have received a legal hold email notice from the Law Division, or if you have heard about the possibility of litigation or an investigation, you must hold onto all records that may be related—regardless of your opinion about the information contained in those records.

Do not destroy or discard anything that may be related to the legal hold until the hold is released.

BE ABOVE ALL

Exercise good judgment when creating any professional communication—recognizing that any email or message may be read in the future by someone without the benefit of context.

Keep records for the appropriate period of time under ERIE’s records retention schedule.

Follow instructions to hold records and cease any normal record destruction when ordered to do so by a legal hold, or if you learn that the records may be relevant to a case or claim.

Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Anonymous Reporting 24/7

We communicate responsibly.

Our shareholders and Customers rely on us to be truthful and to uphold our values and Founding Purpose. Only certain individuals within ERIE have permission to speak on ERIE’s behalf. This includes being honest, clear and accurate when we communicate to the public and the media about ERIE and our business.

BE ABOVE ALL

If you receive an inquiry from the public, including the media, contact Strategic Marketing/Media Relations.

If you receive an inquiry from a regulator or government agency, contact Government Relations or Compliance.

Do not share internal ERIE information online or on social media, as this may result in an unintended public disclosure.

We use social media responsibly.

We must exercise good judgment when using social media, no matter whether our use is for business or personal reasons.

BE ABOVE ALL

Social media is a generally public forum, and posts and comments might be viewed or read by anyone. Regardless of the context, you are personally responsible and accountable for your communications in social media.

Never disclose confidential information about ERIE or any of our Customers or business partners while using social media.

Never post anything that is vulgar, obscene, threatening, intimidating, harassing or discriminatory, including comments or images that are based on age, ancestry, citizenship, color, disability, gender identity, genetic information, marital status, military status, national origin, race, religion, sex, sexual orientation, or any other protected class, status or characteristic.

Statements or advertisements about ERIE and its products or services or ERIE’s competitors must be truthful and may not be misleading or deceptive. Use social media for business purposes only if you have approval or are permitted to as described in ERIE’s social media policies.

When using social media for personal reasons, be clear that your views are your own views and not ERIE’s view.

KNOWING WHAT IS RIGHT…

AND DOING SOMETHING

ABOUT IT

I work in the Claims Department at ERIE. Last night at home, when I was on a discussion board I like to visit, I saw someone was complaining about ERIE’s Customer Service. The writer was really negative and all of his points were wrong! As much as I wanted to join in the conversation to try to “fix the problem” or “set the record straight,” I realized that best thing for me to do would be to allow someone at ERIE who is authorized to handle the situation address it. I contacted Customer Service and they said they would handle it from here by following our social media protocols.

Call ERIE Ethicsline 866.469.5708 or

visit erieinsurance.alertline.com Anonymous Reporting 24/7

We are above all…when we act in the best interest of our community.

We treat the environment with care.

We take care of our environment by supporting sustainable actions in the workplace. We comply with all environmental regulations that apply to our business.

DID YOU KNOW?

The goal of our EcoErie initiative is to make a positive impact on ERIE’s future by implementing and promoting sustainable actions today.

BE ABOVE ALL

Recognize the importance of sustainable actions and share in ERIE’s strategic initiatives to make a positive impact on the environment.

Report any actions or behaviors that may be harmful to the environment.

We demonstrate social responsibility.

We support the communities where we live and work. Throughout our history, Employees have continued Founder H.O. Hirt’s tradition of giving generously. We are committed to helping those in need by assisting disaster victims, building homes for the homeless, developing partnerships with educational, arts, environmental, safety and other organizations, and participating in numerous volunteer activities that benefit those less fortunate.

BE ABOVE ALL

Consider supporting our communities and those in need through the Erie Insurance Giving Network.

Look for ways to “know what’s right and do something about it”— for instance, by participating in one of the community events sponsored by ERIE.

We are above all…when we do the right thing.

Sometimes, the right thing is informing others when you become aware of potential violations of the law, unethical behavior, or actions that are not consistent with this Code, or not in line with company policies and procedures. Report these things, even if you are not certain of what you have observed, to your supervisor, any ERIE leader, or one of the resources listed to the right.

Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Anonymous Reporting 24/7

KEY CONTACTS

Theresa Gamble

Director, Compliance

Theresa.Gamble@erieinsurance.com

814-870-2800

Jim Stoik

Vice President, Internal Audit

James.Stoik@erieinsurance.com

814-870-4862

Dionne Wallace Oakley

Senior Vice President, Human Resources

Dionne.WallaceOakley@erieinsurance.com

814-870-6965

Gary Veshecco

Senior Vice President, Law

Gary.Veshecco@erieinsurance.com

814-870-2159

Sean McLaughlin

Executive Vice President, Secretary and General Counsel

Sean.Mclaughlin@erieinsurance.com

814-870-2224

ERIE Ethicsline

Erieinsurance.alertline.com

1-866-469-5708

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